Exhibit 99.1

McMoRan Exploration Co. Announces Success at

South Marsh Island Block 223/“JB Mountain Offset” Development Well

NEW ORLEANS, LA, October 27, 2003 – McMoRan Exploration Co. (NYSE: MMR) announced today that the South Marsh Island Block 223 well (“JB Mountain Offset” ) has been drilled to a total measured depth of 21,896 feet.  Wireline logs indicate that the well encountered significant intervals of hydrocarbon pay in the “Gyrodina” sand section.  The wireline logs confirmed that the hydrocarbon intervals are structurally high to the original JB Mountain well substantially as anticipated in the pre-drill geological prognosis.  Because of the location of this well near existing production facilities, production can be brought on-line rapidly.

As previously reported the JB Mountain Offset well commenced drilling in June 2003 and is located less than one mile southeast of the initial JB Mountain discovery well.  Production from the initial JB Mountain well commenced in early-June 2003, and production has recently approximated 50 Mmcfe/d.

James R. Moffett, Co-Chairman of McMoRan said, “This is our third successful deep gas well within the last twelve months in an area where McMoRan has rights to approximately 80,000 acres.  We look forward to the follow-on drilling opportunities on our large acreage position.”

The JB Mountain and Mound Point deep-gas fields are located in water depths of 10-feet in an area where McMoRan is a participant in an exploration program which currently controls approximately 45,000 acres within an approximate 80,000-acre exploratory area, including portions of OCS Lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain field and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point field.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan's interests in four prospects, including the JB Mountain and Mound Point Offset prospects, and will own all of the program's interests until the program's aggregate production from the four prospects totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program's net revenue interest, at which point 50 percent of the program's interests would revert to McMoRan. Under the terms of this program, all exploration and development costs associated with the program's interest in any future wells in these areas will be funded by the operator during the period prior to when McMoRan's potential reversion occurs.

The Hurricane exploratory well at South Marsh Island Block 217 continues to drill towards its total depth of 17,000 feet.  As previously announced, the Hurricane well is located approximately two miles northwest of the JB Mountain discovery well, and will target the intermediate sands seen in the JB Mountain well.  McMoRan has an agreement with the operator, whereby the operator will fund all drilling costs of this exploration well and McMoRan will have an election at total depth to participate for 50 percent of the operator’s interest in the future activities on this well and the surrounding 9,500-acre area.  Pursuant to this agreement, if McMoRan joins at total depth, McMoRan would participate in any production from this well immediately and the production would be excluded from the 100 Bcfe sharing arrangement described above.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on our internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, and development and production activities.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and mine closure costs. Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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